AMENDMENT TO STOCK OPTION AGREEMENT

           THIS AMENDMENT TO STOCK OPTION AGREEMENT (this "Amendment") is being entered into as of June 23, 1998, by and between Unitrode
 Corporation, a Maryland corporation ("Grantee"), and BENCHMARQ
 Microelectronics, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Company, Grantee and Merrimack Corporation, a Delaware corporation and a wholly owned subsidiary of Grantee ("Newco"), entered into an Agreement and Plan of Merger dated as of March 2, 1998 (the "Original Agreement"), which provides, among other things, that Newco shall be merged with and into the Company pursuant to the terms and conditions thereof; and

      WHEREAS, as an essential condition and inducement to Grantee to enter into the Original Agreement and in consideration therefor, the Company entered into a Stock Option Agreement as of March 2, 1998 (the "Stock Option Agreement"); and

      WHEREAS, the Company, Grantee and Newco are contemporaneously with the execution of this Amendment entering into an Amendment to the Original Agreement amending certain provisions of the Original Agreement (as so amended, the "Amended Agreement"); and

      WHEREAS, as an essential condition and inducement to Grantee to enter into the Amended Agreement and in consideration therefor, the Company has agreed to enter into this Amendment;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Amended Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows (with capitalized terms used and not defined herein having their respective meanings ascribed to them in the Amended Agreement):

           1. References to the Merger Agreement. All references to the Merger Agreement in the Stock Option Agreement are hereby amended to refer to the Amended Agreement.

           2.   Grant of Option.   Section 1 of the Stock Option Agreement
 is amended in its entirety to read as follows:

      "The Company hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 955,158 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable common stock, par value $.001 per share, of the Company ("Company Common Stock"), equal to approximately ten percent (10%) of the number of shares of Company Common Stock issued and outstanding (on a fully diluted basis after giving effect to the exercise of the Option) as of March 2, 1998 at a purchase price of $11.38 per share of Company Common Stock, as adjusted in accordance with the provisions of
 Section 8 (such price, as adjusted if applicable, the "Option Price")."

           3.   Option Termination Events.   Section 2(b)(ii) of the Stock
 Option Agreement is amended in its entirety to read as follows:

      "(ii) termination of the Merger Agreement (A) by either party pursuant to Subsection 9.1(d) of the Merger Agreement, provided that the matter giving rise to the Order (as defined in the Merger Agreement) providing the basis for termination under Subsection 9.1(d) of the Merger Agreement shall not have been initiated by the Company or any Person who initiates an Acquisition Proposal (as such term is defined in the Merger Agreement), (B) by the Company pursuant to Subsection 9.1(c) or Subsection 9.1(j) of the Merger Agreement, (C) by either the Company or the Grantee pursuant to Subsection 9.1(g) of the Merger Agreement, (D) by both parties pursuant to Subsection 9.1(a) of the Merger Agreement, (E) by the Company or the Grantee pursuant to Subsection 9.1(e) of the Merger Agreement (if there exists circumstances that would permit termination of the Merger Agreement by the Company pursuant to Subsection 9.1(e) of the Merger Agreement), (F) by the Grantee pursuant to Subsection 9.1(i)(i) of the Merger Agreement (if circumstances exist that would allow the Company to terminate the Merger Agreement pursuant to Subsection 9.1(c) of the Merger Agreement as a result of a change that would have a Material Adverse Effect with respect to Grantee) or (G) by either party pursuant to any other provision of the Merger Agreement; provided (in the case of Subsection 2(b)(ii)(G) hereof) such termination occurs prior to the occurrence of an Acquisition Proposal."

           4. Stock Option Agreement in Full Force and Effect. The Stock Option Agreement, as amended by this Amendment, shall continue in full force and effect.

      IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                            BENCHMARQ MICROELECTRONICS, INC.


                            By: /s/ Alan R. Schuele
                               _____________________________________
                               Name:   Alan R. Schuele
                               Title:  President and Chief Executive
                                          Officer




                            UNITRODE CORPORATION


                            By: /s/ Robert J. Richardson
                               _____________________________________
                               Name:   Robert J. Richardson
                               Title:  President and Chief Executive
                                          Officer